EXHIBIT 17(b)

YOUR VOTE IS IMPORTANT!

PLEASE VOTE YOUR PROXY TODAY!

      You have three easy ways to vote — please read the accompanying proxy statement and choose the method that’s most convenient for you.

•	Vote by telephone. Call our toll-free dedicated voting number 1-888-221-0697. The voting site is open 24 hours a day, 7 days a week. For each proxy card received, enter the control number printed on the card and follow the recorded instructions. Your vote will be confirmed at the end of the call.

•	Vote on the Internet. Log on to our Internet voting web site — www.proxyweb.com and enter your control number. Follow the on-screen instructions. Vote each proxy card received separately. You may request an e-mail confirmation of your vote.

•	Vote by mail. Simply vote and sign the enclosed proxy card(s) and return them in the enclosed postage-paid reply envelope. NOTE: Please do not return your proxy cards if you vote by phone, Internet or fax.

      Please accept our thanks for your cooperation and prompt attention to this matter. Your vote is very important and will help save the expense of a follow-up request.